Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162679 on Form S-8, Registration Statement No. 333-195353 on Form S-8, Registration Statement No. 333-168699 on Form S-3, and Registration Statements No. 333-182261 and No. 333-205039 on Forms S-3ASR of our reports dated February 29, 2016 relating to the consolidated financial statements of PennyMac Mortgage Investment Trust and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 29, 2016